Exhibit 99.1

Silence Therapeutics Welcomes Tim McInerney to Board of Directors

Mr. McInerney brings over 30 years of industry experience spanning senior executive, finance and capital advisory roles in the pharmaceutical and biotechnology sectors

6 May 2025

LONDON, Silence Therapeutics plc, Nasdaq: SLN (“Silence” or “the Company”), a global clinical-stage company developing novel siRNA (short interfering RNA) therapies, today announced the appointment of Tim McInerney to the Company’s Board of Directors, effective immediately. Mr. McInerney will stand for re-appointment to the Silence Board at the Annual General Meeting (“AGM”) in June 2025.

“We are thrilled to welcome Tim to the Silence Board,” said Iain Ross, Chairman of the Silence Board. “Tim is a seasoned executive and board member with extensive experience in both the investment and pharmaceutical industries. We look forward to his guidance as we continue our evolution towards the U.S. markets while positioning Silence as a global siRNA leader.”

Tim McInerney brings over 30 years of experience as a pharmaceutical executive and healthcare investment banker/analyst with positions in industry and a number of Wall Street firms. Following positions at Bristol Myers, Bear Stearns and Ladenburg Thalmann, Tim oversaw the overall distribution of Paramount Biocapital’s private equity product and was directly responsible for capital raised for both startups and private placement investments in the healthcare sector. In the early-stage financings of Cougar Biotech (acquired by J&J), Kite Pharma (acquired by Gilead), Velcera (acquired by Perrigo) and Ziopharm Oncology, Tim played a significant role. He has served on numerous public and private boards including as chairman of Insite Vision (acquired by Sun Pharmaceuticals) and Edgemont Pharmaceuticals (acquired by Alvogen,Inc). He also served on the board of Emisphere Technologies and chaired the Special Committee in negotiating its sale to Novo Nordisk for $1.8 billion in December 2020. In addition, Tim is a co-founding investor and board member of Corino Therapeutics. His decades of board experience also include serving on audit, compensation and governance committees. Mr. McInerney received his B.S. in Pharmacy from St. John’s University and also completed a post graduate residency in drug information systems at the New York University Medical Center.

Silence also announced that Board member, James Ede-Golightly, has decided to retire from the Board at the AGM in June 2025, having been a non-executive director and chair of the remuneration committee since 2019. James has been an instrumental member of the Silence Board as the Company has evolved into a clinical-stage company, delisted from the London Stock Exchange to become solely listed on Nasdaq, and transitioned to a U.S. domestic issuer.

Mr. Ross added, “The Board and I have the greatest respect and appreciation for James and his many contributions to Silence over the years, including his pivotal role in transitioning Silence from a UK centric company to a Nasdaq-listed global biotech. We wish him well and know he will continue to be very successful in the future.”

About Silence Therapeutics

Silence Therapeutics is a global clinical-stage biotechnology company committed to transforming people’s lives by silencing diseases through precision engineered medicines created with proprietary siRNA (short interfering RNA) technology. Silence leverages its mRNAi GOLD™ platform to create innovative siRNAs designed to precisely target and silence disease-associated genes in the liver, which represents a substantial opportunity. Silence focuses on areas of high unmet medical need with programs advancing in cardiovascular disease, hematology and rare diseases. For more information, please visit https://www.silence-therapeutics.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the Company’s ability to evolve its plan for U.S. commercial plans while positioning itself as a global siRNA leader. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the Company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inquiries:

Silence Therapeutics plc Gem Hopkins, VP, IR and Corporate Communications ir@silence-therapeutics.com	Tel: +1 (646) 637-3208